Attachment 77D to Form N-SAR of IPC Funds for the period ended June
30, 2004

On August 16, 2004, the board of trustees (the "Board") of IPC Funds (the "Trust") determined to terminate each series of shares of the Trust: WWW Internet Fund, Growth Flex Fund and Market Opportunities Fund (each a "Fund"). On that date, the Trust began the process of liquidating the portfolio securities of each Fund and subsequently began the process of distributing each Fund's net assets to its shareholders.

Substantially all of the net assets of the Market Opportunities Fund were distributed as of August 19, 2004.

Most of the net assets of the Growth Flex Fund were distributed to its shareholders of record as of August 19, 2004. As a result, the Growth
Flex Fund's portfolio currently consists of cash and one illiquid debt security. Therefore, the Fund is no longer pursuing its investment objective or its principal investment strategies and is no longer a diversified fund. In addition, since August 20, 2004, the Fund has had more than 25% of its total assets invested in the security of one issuer and more than 15% of its net assets invested in illiquid securities. The Trust anticipates that, as soon as practicable after the sale of the illiquid investment held by the Growth Flex Fund, it will determine a final distribution date and make a final distribution to the Growth Flex Fund's shareholders of record on that date.

Most of the net assets of the WWW Internet Fund were distributed to its shareholders of record as of August 19, 2004. As a result, the WWW
Internet Fund's portfolio currently consists of cash and four illiquid equity securities. Therefore, the Fund is no longer pursuing its investment objective or its principal investment strategies and is no longer a diversified fund. In addition, since August 20, 2004, the Fund has had more than 25% of its total assets invested in the securities of three issuers and more than 15% of its net assets invested in illiquid securities. The Trust anticipates that, as soon as practicable after the sale of the illiquid investments held by the WWW Internet Fund, it will determine a final distribution date and make a final distribution to the WWW Internet
Fund's shareholders of record on that date.